FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
IR@maximus.com
Date: February 5, 2026

Maximus Reports Fiscal Year 2026 First Quarter Results
Earnings outlook raised on resilient performance and strong pipeline supports future outlook
(Tysons, Va. - February 5, 2026) - Maximus (NYSE: MMS), a leading provider of government services, reported financial results for the three months ended December 31, 2025.
Highlights for the first quarter of fiscal year 2026 include:
•Revenue of $1.35 billion compared to $1.40 billion for the prior year period, in line with expectations entering the quarter.
•Diluted earnings per share were $1.70 and adjusted diluted earnings per share were $1.85, compared to $0.69 and $1.61, respectively, for the prior year period.
•The company is narrowing revenue guidance and raising earnings guidance for fiscal year 2026. Full-year revenue is expected to range between $5.2 billion and $5.35 billion, reflecting a small divestiture completed in the quarter and updated new work assumptions. The company is raising the adjusted EBITDA margin expectation 30 basis points to approximately 14% and now expects adjusted diluted earnings per share to range between $8.05 and $8.35 per share for the full fiscal year 2026.
•A quarterly cash dividend of $0.33 per share is payable on March 2, 2026, to shareholders of record on February 13, 2026.
"Our first quarter results reflect resilient execution and a portfolio focused on essential government programs. With a strong pipeline, expanding opportunities related to the Working Families Tax Cut Act, and continued progress in technology-enabled service delivery, we remain focused on delivering high-quality services for our government partners and the communities they serve," said Bruce Caswell, President and Chief Executive Officer.
Caswell continued, "We are expanding the use of automation, including AI, to augment how work is done, enhance citizen experience, and support productivity and margins. We are deploying these capabilities in production and expect them to contribute to improved outcomes and program performance over time."
First Quarter Results
Revenue for the first quarter of fiscal year 2026 decreased 4.1% to $1.35 billion, compared to $1.40 billion for the prior year period. Divestiture-related activity contributed to approximately 1.5% of the decline, and organic movements were primarily responsible for the remainder. These results were consistent with our expectations entering the quarter.
For the first quarter of fiscal year 2026, operating margin was 10.9% and adjusted EBITDA margin was 12.7%. This compares to margins of 6.2% and 11.2%, respectively, for the prior year period. Diluted earnings per share were $1.70, and adjusted diluted earnings per share were $1.85. This compares to $0.69 and $1.61, respectively, for the prior year period.
The improvement to consolidated earnings over the prior year period was attributable to a combination of stronger performance in the U.S. Federal Services Segment and divestiture-related activity, which is not reflected in the adjusted metrics. The first quarter of fiscal year 2025 included divestiture-related charges of approximately $38 million related to the sale of the Australian and South Korean businesses. The first quarter of fiscal year 2026 included a divestiture-related gain of $9 million from selling our child support business in the U.S. Services Segment.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the first quarter of fiscal year 2026 increased 0.8% to $787 million, compared to $781 million reported for the prior year period. All growth was organic, and the prior year period benefited from unexpected volume growth on core programs along with high levels of natural disaster support, which did not recur in the current quarter.
The segment operating margin for the first quarter of fiscal year 2026 was 16.5%, compared to 12.7% reported for the prior year period. Stability of volumes across multiple program areas, combined with wider adoption of technology initiatives that enhanced the productivity of staff drove the improved margin. The full-year fiscal 2026 operating margin for the U.S. Federal Services Segment is now expected to range between 16.5% and 17%.
U.S. Services Segment
U.S. Services Segment revenue for the first quarter of fiscal year 2026 decreased 8.2% to $415 million, compared to $452 million in the prior year period. As contemplated in our total company guidance for fiscal year 2026, several programs are experiencing lower volumes or demand for engagement compared to prior years.
The segment operating margin for the first quarter of fiscal year 2026 was 7.1%, compared to 9.0% reported for the prior year period. Both periods had depressed margins compared to the remainder of their respective fiscal years, which was also contemplated in our total company guidance for fiscal year 2026. The full-year fiscal 2026 operating margin for the U.S. Services Segment is now expected to range between 10.5% and 11%.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the first quarter of fiscal year 2026 decreased to $143 million, compared to $170 million in the prior year period. A majority of the revenue reduction was due to the divestiture of the Australian and South Korean employment services businesses in the prior year period, with additional reduction from slightly lower volumes on several programs.
The segment realized an operating loss of $1.4 million for the first quarter of fiscal year 2026, compared to an operating profit of $8.1 million in the prior year period. The loss resulted primarily from planned business development costs, while forecasted revenue tied to new work opportunities was delayed. We continue to expect margin improvement over time in this segment. The full-year fiscal 2026 operating margin for the Outside the U.S. Segment is now expected to range between 1% and 3%.
Sales and Pipeline
Year-to-date signed contract awards at December 31, 2025, totaled $246 million, and contracts pending (awarded but unsigned) totaled $699 million. The U.S. federal government shutdown within the quarter had a direct impact on award activity. The company views this as a timing dynamic rather than a structural change, with award activity expected to increase over the remaining quarters of fiscal 2026.
The sales pipeline at December 31, 2025, totaled $59.1 billion, comprised of approximately $3.82 billion in proposals pending, $2.36 billion in proposals in preparation, and $52.9 billion in opportunities we are tracking. New work opportunities represent approximately 59% of the total sales pipeline, and U.S. Federal Services Segment opportunities represent approximately 61% of the total sales pipeline.
Balance Sheet and Cash Flows
At December 31, 2025, unrestricted cash and cash equivalents totaled $138 million, and gross debt was $1.58 billion. The ratio of debt, net of allowed cash, to consolidated EBITDA for the quarter ended December 31, 2025, as calculated on a trailing twelve-month basis in accordance with our credit agreement, was 1.8x and trended higher from anticipated working capital needs within the quarter. This compares to 1.5x at September 30, 2025, and remains below our target net leverage ratio of 2x to 3x.

For the first quarter of fiscal year 2026, cash used in operating activities totaled $244 million, and free cash flow was an outflow of $251 million. The anticipated cash flow results reflect seasonality around cash payments and temporary delays of collections in the U.S. Federal Services Segment stemming from administrative delays. DSO were 78 days at December 31, 2025, compared with 62 days at September 30, 2025.
On January 6, 2026, our Board of Directors declared a quarterly cash dividend of $0.33 for each share of our common stock outstanding. The dividend is payable on March 2, 2026, to shareholders of record on February 13, 2026.
Fiscal Year 2026 Guidance Update
Maximus is raising fiscal year 2026 earnings guidance and narrowing the range for revenue guidance, while maintaining free cash flow guidance. Revenue is now expected to range between $5.2 billion and $5.35 billion, with $25 million of the change from prior guidance attributable to the divested U.S. Services Segment business.
The full year adjusted EBITDA margin guidance, which excludes divestiture-related gains, improves by 30 basis points to approximately 14%, compared to prior guidance. Guidance for adjusted diluted earnings per share, which excludes expense for amortization of intangible assets and divestiture-related gains, increases by $0.10 and is now expected to range between $8.05 and $8.35 per share for fiscal year 2026.
Free cash flow guidance is maintained with an expected range between $450 million and $500 million for fiscal year 2026. Interest expense is estimated to be $75 million, and the full-year tax rate is expected to range between 24.5% and 25.5% for fiscal year 2026.
Conference Call and Webcast Information
Maximus will host a conference call this morning, February 5, 2026, at 9:00 a.m. ET.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to government, Maximus helps improve the delivery of public services amid complex technology, health, economic, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus provides tech-enabled services to government agencies, including innovative business process management and technology solutions, that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Forward-Looking Statements
This release contains non-GAAP measures and other indicators, including organic growth, free cash flow, diluted EPS adjusted for amortization of intangible assets and divestiture-related charges and gains, adjusted EBITDA, adjusted EBITDA margin, consolidated EBITDA (as defined by our Credit Agreement), and other non-GAAP measures.
A description of these non-GAAP measures and details as to how they are calculated are included with our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, operating income, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Included in this release are forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as:

"anticipate," "intend," "plan," "goal," "seek,“ “on track,” "opportunity," "could," "potential," "believe," "project," "estimate," "expect," "continue," "forecast," "strategy," "future," "likely," "may," "should," "will," and similar references to future periods. Forward-looking statements that are not historical facts, including statements about our confidence, strategies and initiatives, guidance and expectations about revenues, results of operations, profitability, future contracts, liquidity, market opportunities, market demand, acceptance of our products, or acquisitions and divestitures, are forward-looking statements that involve risks and uncertainties.
These risks could cause our actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed on November 20, 2025, and subsequent filings with the Securities and Exchange Commission (SEC). Our SEC filings are accessible on maximus.com.
Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update the guidance herein or any other forward-looking statement as circumstances evolve.

	FY26 Guidance Reconciliation - Non-GAAP
($ in millions except per share items)	Low End	High End
Operating income	$600	$622
Add: amortization of intangible assets	81	81
Add: depreciation & amortization of property, equipment and capitalized software	55	55
Add: divestiture-related gains	(9)	(9)
Adjusted EBITDA	$727	$749
Revenue	$5,200	$5,350
Adjusted EBITDA Margin	14.0%	14.0%

Diluted EPS	$7.09	$7.39
Add: effect of amortization of intangible assets on diluted EPS	1.08	1.08
Add: effect of divestiture-related gains on diluted EPS	(0.12)	(0.12)
Adjusted diluted EPS	$8.05	$8.35

Cash flows from operating activities	$485	$535
Remove: purchases of property and equipment and capitalized software costs	(35)	(35)
Free cash flow	$450	$500

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	December 31, 2025	December 31, 2024
	(in thousands, except per share amounts)
Revenue	$1,345,046	$1,402,675
Cost of revenue	1,026,376	1,101,118
Gross profit	318,670	301,557
Selling, general, and administrative expenses	152,160	191,735
Amortization of intangible assets	20,300	23,035
Operating income	146,210	86,787
Interest expense	20,816	17,522
Other (income)/expense, net	(873)	312
Income before income taxes	126,267	68,953
Provision for income taxes	32,324	27,757
Net income	$93,943	$41,196

Earnings per share:
Basic	$1.71	$0.69
Diluted	$1.70	$0.69
Weighted average shares outstanding:
Basic	54,842	59,733
Diluted	55,299	60,002

Dividends declared per share	$0.30	$0.30

Maximus, Inc.
Consolidated Balance Sheets

	December 31, 2025	September 30, 2025
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$137,594	$222,351
Accounts receivable, net	1,147,740	898,095
Income taxes receivable	5,305	3,904
Prepaid expenses and other current assets	132,569	128,574
Total current assets	1,423,208	1,252,924
Property and equipment, net	28,108	30,972
Capitalized software, net	210,503	214,260
Operating lease right-of-use assets	93,724	100,514
Goodwill	1,781,156	1,782,095
Intangible assets, net	517,916	538,266
Deferred contract costs, net	66,636	63,332
Deferred compensation plan assets	65,109	63,272
Deferred income taxes	11,755	11,491
Other assets	10,185	12,513
Total assets	$4,208,300	$4,069,639
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$263,281	$296,888
Accrued compensation and benefits	125,464	236,948
Deferred revenue, current portion	46,566	53,784
Income taxes payable	17,753	17,321
Long-term debt, current portion	58,305	52,680
Operating lease liabilities, current portion	37,484	38,605
Other current liabilities	59,193	68,937
Total current liabilities	608,046	765,163
Deferred revenue, non-current portion	39,958	43,757
Deferred income taxes	176,521	149,020
Long-term debt, non-current portion	1,509,205	1,281,593
Deferred compensation plan liabilities, non-current portion	67,447	62,145
Operating lease liabilities, non-current portion	65,268	71,289
Other liabilities	22,043	22,637
Total liabilities	2,488,488	2,395,604
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 54,549 and 54,805 shares issued and outstanding as of December 31, 2025, and September 30, 2025, respectively	628,867	628,118
Accumulated other comprehensive loss	(19,026)	(17,867)
Retained earnings	1,109,971	1,063,784
Total shareholders' equity	1,719,812	1,674,035
Total liabilities and shareholders' equity	$4,208,300	$4,069,639

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	December 31, 2025	December 31, 2024
	(in thousands)
Cash flows from operating activities:
Net income	$93,943	$41,196
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment, and capitalized software	12,889	8,455
Amortization of intangible assets	20,300	23,035
Amortization of debt issuance costs and debt discount	736	638
Deferred income taxes	27,864	2,157
Stock compensation expense	7,019	6,952
Divestiture-related (gains)/charges	(8,985)	38,341
Change in assets and liabilities, net of effects of business combinations and divestitures:
Accounts receivable	(253,375)	(103,454)
Prepaid expenses and other current assets	(91)	(2,500)
Deferred contract costs	(3,302)	(366)
Accounts payable and accrued liabilities	(33,807)	(8,150)
Accrued compensation and benefits	(100,700)	(93,036)
Deferred revenue	(10,843)	(8,232)
Income taxes	(1,035)	12,076
Operating lease right-of-use assets and liabilities	(399)	(2,349)
Other assets and liabilities	5,384	5,241
Net cash used in operating activities	(244,402)	(79,996)
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(6,263)	(22,992)
Proceeds from divestitures	12,895	736
Net cash provided by/(used in) investing activities	6,632	(22,256)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(16,338)	(18,060)
Purchases of Maximus common stock	(40,562)	(228,593)
Tax withholding related to RSU vesting	(17,325)	(16,441)
Proceeds from borrowings	365,000	435,000
Principal payments for debt	(132,500)	(179,264)
Other	(1,375)	(899)
Net cash provided by/(used in) financing activities	156,900	(8,257)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(64)	(2,384)
Net change in cash, cash equivalents, and restricted cash	(80,934)	(112,893)
Cash, cash equivalents, and restricted cash, beginning of period	260,459	235,763
Cash, cash equivalents, and restricted cash, end of period	$179,525	$122,870

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended December 31, 2025
(dollars in thousands)	U.S. Federal Services	% (1)		U.S. Services	% (1)	Outside the U.S.	% (1)	Total
Revenue	$786,601			$415,248		$143,197		$1,345,046
Cost of revenue	571,666	72.7%		330,854	79.7%	123,856	86.5%	1,026,376
Gross profit	214,935	27.3%		84,394	20.3%	19,341	13.5%	318,670
Other segment items (2)	85,202	10.8%		55,108	13.3%	20,721	14.5%	161,031
Segment operating income/(loss)	$129,733	16.5%		$29,286	7.1%	$(1,380)	(1.0)%	157,639
Divestiture-related gains (3)								8,985
Other (4)								(114)
Amortization of intangible assets								(20,300)
Operating income								$146,210

	For the Three Months Ended December 31, 2024
(dollars in thousands)	U.S. Federal Services	% (1)		U.S. Services	% (1)	Outside the U.S.	% (1)	Total
Revenue	$780,655		1	$452,250		$169,770		$1,402,675
Cost of revenue	607,340	77.8%		357,246	79.0%	136,532	80.4%	1,101,118
Gross profit	173,315	22.2%		95,004	21.0%	33,238	19.6%	301,557
Other segment items (2)	74,215	9.5%		54,158	12.0%	25,118	14.8%	153,491
Segment operating income	$99,100	12.7%		$40,846	9.0%	$8,120	4.8%	148,066
Divestiture-related charges (3)								(38,341)
Other (4)								97
Amortization of intangible assets								(23,035)
Operating income								$86,787

(1)Percentage of respective revenue, as applicable.
(2)Other segment items are principally selling, general, and administrative expenses allocated to segments.
(3)During fiscal years 2026 and 2025, we divested businesses from our U.S. Services and Outside the U.S. Segments, respectively.
(4)Other expenses include credits and costs that are not allocated to a particular segment.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended
	December 31, 2025	December 31, 2024
	(in thousands)
Net cash used in operating activities	(244,402)	(79,996)
Purchases of property and equipment and capitalized software	(6,263)	(22,992)
Free cash flow (Non-GAAP)	$(250,665)	$(102,988)

Maximus, Inc.
Non-GAAP Adjusted Results - Operating Income, Adjusted EBITDA, Net Income, and Diluted Earnings per Share
(Unaudited)

	For the Three Months Ended
	December 31, 2025	December 31, 2024
	(dollars in thousands, except per share data)
Operating income	$146,210	$86,787
Add back: Amortization of intangible assets	20,300	23,035
Add back: Divestiture-related (gains)/charges	(8,985)	38,341
Add back: Depreciation and amortization of property, equipment, and capitalized software	12,889	8,455
Adjusted EBITDA (Non-GAAP)	$170,414	$156,618
Adjusted EBITDA margin (Non-GAAP)	12.7%	11.2%

Net income	$93,943	$41,196
Add back: Amortization of intangible assets, net of tax	14,961	16,977
Add back: Divestiture-related (gains)/charges, net of tax	(6,624)	38,341
Adjusted net income excluding amortization of intangible assets and divestiture-related adjustments (Non-GAAP)	$102,280	$96,514

Diluted earnings per share	$1.70	$0.69
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.27	0.28
Add back: Effect of divestiture-related (gains)/charges on diluted earnings per share	(0.12)	0.64
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related adjustments (Non-GAAP)	$1.85	$1.61